Exhibit 99.1


                                                                            News
                                                       Merrill Lynch & Co., Inc.

                                                              World Headquarters
                                                        4 World Financial Center

                                                              New York, NY 10080


                                                    Release date: April 16, 2003

For information contact:
Media Relations:                                       Investor Relations:
Timothy Cobb                                           Tina Madon
(212) 449-9205                                         (866) 607-1234
timothy_cobb@ml.com                                    investor_relations@ml.com


              MERRILL LYNCH REPORTS FIRST QUARTER 2003 NET EARNINGS
                  OF $685 MILLION, OR $0.72 PER DILUTED SHARE

              YEAR-ON-YEAR EARNINGS INCREASE OF 6% REFLECTS STRONG
               DEBT MARKETS RESULTS, CONTINUED MOMENTUM FIRMWIDE

         NEW YORK, April 16 - Merrill Lynch (NYSE: MER) today reported net earnings of $685 million for the first quarter of 2003, 6% higher than the $647 million earned in the first quarter of 2002. First quarter 2003 earnings per diluted share were $0.72, compared with $0.67 for the year-ago period. These results demonstrate Merrill Lynch's continued progress in diversifying revenues and improving efficiency.

         The pre-tax profit margin for the first quarter of 2003 rose to 21.1%, an increase of 1.2 percentage points over the 19.9% reported for the year-ago quarter, despite a decrease in net revenues. First quarter 2003 net revenues were $4.9 billion, 5% lower than the first quarter of 2002 but 15% higher than the fourth quarter of 2002. The 2002 first quarter included aggregate pre-tax gains of approximately $100 million related to sales of businesses. The year-over-year margin improvement was driven by a $246 million, or 6%, decline in non-interest expenses. First quarter 2003 annualized return on equity was 11.8%.

                                                                    Exhibit 99.1


         "These results demonstrate progress in broadening our revenue sources despite a persistently difficult equity market environment," said Stan O'Neal, chief executive officer. "Building on the operating leverage and margin improvement established in 2002, we are placing considerable emphasis on managing Merrill Lynch as an integrated, balanced portfolio of businesses. We have increased the contribution from businesses where Merrill Lynch already has comparative strength and for which the current environment is favorable, and we are also making good progress in building our capabilities in key growth areas. We believe that over time these actions will further increase the stability of our earnings and returns, both in the near term and across market cycles. Our employees deserve enormous credit for making operating discipline an integral part of the Merrill Lynch culture."

BUSINESS SEGMENT REVIEW:

Global Markets and Investment Banking (GMI)
-------------------------------------------
The strength of GMI's results underscores the benefits of diverse revenue streams across product lines and regions. In an environment that remained challenging for equities and investment banking, GMI's strong results were driven by its debt markets franchise. Debt markets' strong trading and distribution capabilities and product breadth took advantage of a favorable market environment, generating record revenues and profits for the first quarter of 2003. GMI also benefited from strong operating leverage, created through effective expense management and focus on capacity, as well as a selective approach to risk-taking.

o GMI's first quarter pre-tax earnings were $785 million, 22% higher than the 2002 first quarter and 41% higher than the fourth quarter. Net revenues were $2.5 billion, a 3% increase from the year-ago period and 37% higher than the fourth quarter. GMI's pre-tax margin was 31.9%, five percentage points higher than the 2002 first quarter, as the revenue increase was complemented by ongoing operating discipline that drove a 4% decline in non-interest expenses. These pre-tax earnings and margin are the highest GMI has achieved since the first quarter of 2001.

o The increase in GMI's net revenues from the 2002 fourth quarter was principally driven by a near doubling of debt markets trading revenues. The increase was balanced among the trading of interest rate
     and credit  products, with  particular   strength  in  derivatives,
     as well as secured financing activities. European debt trading also contributed strongly to the increase, as revenues and profits were up substantially from the 2002 first quarter. Equity trading and commissions revenues increased slightly from the fourth quarter, as stronger equity-linked results more than offset reduced cash trading. Overall, the equity markets  business  remains  solidly  profitable.  Investment
     banking revenues  declined   sequentially,   as  industry-wide   completed
     mergers and acquisitions and equity origination activity continued to contract.

                                                                    Exhibit 99.1


Global Private Client (GPC)
---------------------------
The stability of GPC's results in the first quarter of 2003 underscores the strength of its individual client relationships. Merrill Lynch Financial Advisors deliver high-quality products, services and advice, all of which are essential in helping clients manage their assets and liabilities amid the ongoing uncertainty of the current market environment. GPC continues to build upon its actions of the past three years to not only refine and grow the core wealth management business, but also to add additional revenue sources and improve productivity.

o GPC's first quarter pre-tax earnings were $269 million, essentially unchanged from the 2002 first quarter, despite a 9% decline in net revenues. GPC's 2002 first quarter results included a residual pre-tax gain on the sale of its Canadian business. In the 2003 first quarter GPC's pre-tax profit margin was 12.8%, one percentage point higher than the year-ago quarter, as non-interest expenses were reduced by 10%. Revenues from fee-based and recurring sources provided stability as transaction activity eroded.

o GPC also continues to make progress in building scale in products and services that are important to increasing revenue diversity, such as Beyond Banking(R). Also, mortgage and small business loan originations and sales of annuities increased year-over-year. Further, net flows of assets into annuitized products were $5 billion during the first quarter, driven principally by flows into professionally managed products from both new and existing client assets.

Merrill Lynch Investment Managers (MLIM)
----------------------------------------
MLIM continues to leverage its strong relative investment performance and product array across a variety of distribution channels, which is essential to increasing and diversifying its sources of revenue. MLIM is focused on increasing its penetration of the GPC distribution channel and expanding its European institutional business. MLIM is also working to increase distribution through third-party channels and further develop its U.S. institutional capabilities.

o MLIM's year-over-year financial performance was adversely affected by lower equity market levels. MLIM's net revenues were $337 million, 24% lower than the 2002 first quarter, and pre-tax earnings were $47 million. MLIM's 2002 first quarter results included a pre-tax gain on the sale of its Canadian asset management business. MLIM's pre-tax margin was 14.0%, as expense improvements were outpaced by the revenue decline.

o MLIM continued to generate strong relative investment performance, beating external benchmarks for 70% or more of its assets under management for the 1-, 3-, and 5-year periods ending February 2003.

                                                                    Exhibit 99.1


FIRST QUARTER INCOME STATEMENT REVIEW:

Revenues
--------
         Net revenues were $4.9 billion, 5% lower than the 2002 first quarter, but up 15% from the 2002 fourth quarter.

         Commissions revenues were $1.1 billion, 14% below the 2002 first quarter, due primarily to a global decline in client transaction volumes, particularly in listed equities and mutual funds.

         Principal transactions revenues increased 15% from the first quarter of 2002, to $1.0 billion, due to increased debt trading revenues, partially offset by lower equity trading revenues. Principal transactions and net interest revenues in GMI are closely related and need to be analyzed in aggregate to understand the changes in net trading revenues.

         Net interest profit was $950 million, up 17% from the 2002 first quarter, due primarily to a favorable yield curve environment.

         Underwriting revenues were $368 million, 21% lower than the 2002 first quarter. Strategic advisory revenues declined 32% from the 2002 first quarter, to $125 million. These decreases reflect an industry-wide decline in activity levels, as reduced equity underwriting and completed mergers and acquisitions were partially offset by increased debt underwriting.

        Asset management and portfolio service fees were $1.1 billion, down 13% from the first quarter of 2002. This decrease is primarily the result of a market-driven decline in equity assets under management and a reduction in portfolio servicing fees, which are calculated on beginning-of-period asset values.

                                                                    Exhibit 99.1


         Other revenues were $205 million, down 6% from the year-ago quarter. The 2002 first quarter included aggregate pre-tax gains of approximately $100 million related to the sales of the Securities Pricing Services business and the Canadian private client and asset management businesses, partially offset by increased realized gains related to sales of mortgages in the 2003 first quarter.

Expenses
--------
         Compensation and benefits expenses were $2.5 billion, a decrease of $150 million, or 6%, from the 2002 first quarter. The decrease is due primarily to lower incentive compensation accruals and reduced staffing levels. Compensation and benefits expenses were 51.4% of net revenues for the first quarter of 2003, compared to 52.0% in the year-ago quarter.

         Non-compensation expenses of $1.3 billion decreased $96 million, or 7%, from the 2002 first quarter and are now almost $500 million below the 2001 first quarter. With the exception of expenses related to increased legal fees and litigation provisions, non-compensation expenses declined over 10% compared with the prior-year period.

         Details of the significant changes in non-compensation expenses from the first quarter of 2002 are as follows:

o communications and technology costs were $403 million, down 15% due primarily to reduced communications costs and systems consulting costs;

o occupancy and related depreciation was $216 million, a decline of 9% due primarily to lower rental and occupancy costs resulting from actions taken in the 2002 fourth quarter to consolidate office space;

o    brokerage, clearing, and exchange fees were $170 million, down 14%;

o advertising and market development expenses were $121 million, down 19% due primarily to reduced spending on travel due to lower business activity and travel concerns, as well as lower levels of advertising;

o professional fees increased 11%, to $144 million, due principally to increased legal expenses;

                                                                    Exhibit 99.1


o office supplies and postage decreased 16% to $58 million due to lower levels of business activity and efficiency initiatives; and

o other expenses were $224 million, up principally due to a $50 million provision for litigation relating to various business matters, which is included in the Corporate segment.

         Merrill Lynch's effective tax rate was 28.3% for the quarter. The full year 2002 effective tax rate was 28.0%.

Staffing
         Merrill Lynch's full-time employees totaled 49,600 at the end of the quarter, a decline of 1,300 since year-end 2002 as the company continues to actively align resources to improve productivity and efficiency.

               *                *                 *                 *

         Tom Patrick, executive vice chairman, finance and administration, and Ahmass Fakahany, chief financial officer, will host a conference call today at 10:00 a.m. EDT to discuss the company's first quarter 2003 results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (international callers). On-demand replay of the webcast will be available from approximately 1:00 p.m. EDT today at the same web address.

               *                *                 *                 *

         Merrill Lynch is one of the world's leading financial management and advisory companies with offices in 36 countries and private client assets of approximately $1.1 trillion. As an investment bank, it is a leading global underwriter of debt and equity securities and strategic advisor to corporations, governments, institutions, and individuals worldwide. Through Merrill Lynch Investment Managers, the company is one of the world's largest managers of financial assets, with assets under management of $442 billion. For more information on Merrill Lynch, please visit www.ml.com.

               *                *                 *                 *

                                                                    Exhibit 99.1


         Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated expense savings and financial results, anticipated results of litigation and regulatory proceedings, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, affect the operations, performance, business strategy and results of Merrill Lynch and could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and certain other additional factors described in Merrill Lynch's 2002 Annual Report on Form 10-K and subsequent reports on Form 8-K and Form 10-Q, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

         Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update such statements to reflect the impact of circumstances or events that arise after the date these statements were made. Readers should, however, consult any further disclosures Merrill Lynch may make in its reports filed with the SEC.

               *                *                 *                 *